Exhibit 99.1

Healthaxis Announces Second Quarter 2005 Operating Results; Company Shows Continuing Overall Improvement; Net Loss of ($0.07) Per Share Compared to ($0.54) in Prior Year's Quarter

    IRVING, Texas--(BUSINESS WIRE)--Aug. 15, 2005--Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three and six months ending June 30, 2005.

    Second Quarter 2005 Financial Highlights

    -- Revenues for the second quarter of 2005 were approximately $4.0 million, up 3 percent from the second quarter of 2004. The increase resulted from higher professional services revenue related to projects for customers, increased transaction volumes and better recurring license fees. License fees increased primarily because of an increase in the number of covered lives in one of our larger customers. These revenue increases were partially offset by a decline in BPO services revenue from a previously announced terminated customer.

    -- Cost of Revenues declined approximately 8 percent in the three months compared to the same period in 2004. Cost of revenues was 92 percent of revenues in 2005 compared to 103 percent for the same quarter in 2004. The decrease was due to lower personnel and contractor costs.

    -- Operating Expenses of $4.3 million for the second quarter of 2005 were down 25 percent compared to the same period last year, and down 15 percent from the first quarter of 2005. This reduction is due in part to lower personnel and related costs resulting from higher productivity and staff reductions, as well as a substantial decrease in legal and accounting fees as reflected in the general and administrative expense line. General and administrative expenses incurred in the second quarter of 2004 included $341,000 in legal and accounting expense for the preferred stock modification that was non-recurring.

    The company also benefited in the current quarter from the reversal of a contingent tax liability of $979,000. The company's potential legal obligation for these taxes has now been eliminated at no cost to the company.
    Offsetting the items noted above, the company recorded a charge to operating expenses during the second quarter of 2005 of $500,000 relating to the relocation of its headquarters facility in June of this year. The charge primarily reflects accounting for the remaining office rental payments due on its prior location, the recording of expense for which is accelerated for accounting purposes only. There is no negative effect on cash from this transaction. The company will make its remaining rental payments on schedule through the end of 2005. Rental payments on its new facility do not begin until 2006. This relocation will save the company approximately 70 percent of its previous headquarters lease costs in 2006 and beyond.

    -- The Operating Loss of $273,000 for the second quarter of 2005 compares to an operating loss of $1.8 million in the second quarter of 2004, an 85 percent reduction, and a loss of $911,000 in the first quarter of 2005. This improved result reflects the slight increase in revenues, the substantial reduction in operating expenses, and the one-time events described above.

    -- The net loss attributable to common shareholders for the quarter of $325,000 ($0.07 per share) is down from the net loss of$1.5 million ($0.54 per share) in the second quarter of 2004 and down 66 percent from the net loss of $958,000 in the first quarter of 2005 ($0.26 per share). The number of weighted average common shares at June 30, 2005 was 4,938,794 compared to 2,768,291 at June 30, 2004 due to the common shares purchased by Tak Investments in May 2005 and conversion of some of the modified preferred shares into common shares.

    -- Cash at June 30, 2005 totaled $6.5 million compared to $2.6 million at March 31, 2005. The increase primarily reflects the net cash infusion from Tak Investments in May, less cash used during the quarter for operating activities, acquisition of fixed assets and the payment of debt.

    -- The Net Worth of the company improved from $11.9 million at the end of the first quarter to $15.8 million as of June 30, 2005, due to the Tak investment.

    First Half 2005 Financial Highlights

    -- Revenues were essentially flat for the first six months of the year compared to the same period last year with increases in transaction fees, recurring license fees and professional services fees offset by a decline in data capture fees.

    -- Operating Expenses were down 20 percent from the same six month period in 2004, again principally due to personnel reductions and related expenses, the expenses incurred in the first half of 2004 for the preferred stock modification, and the reversal of the contingent tax liability in the first half of 2005, offset by the lease abandonment charge in the first half of 2005.

    -- The net loss attributable to common shareholders for the comparable periods was $1.3 million ($0.30 per share) in 2005 and $3.3 million ($1.19 per share) in 2004.

    Highlights of the Second Quarter 2005

    The second quarter of 2005 included the following significant events:

    -- The completion of the company's many recapitalization initiatives, which began in 2002, with the consummation of the $5 million investment by Tak Investments and the potential for additional capital for strategic growth,

    -- The restructuring of the sales and marketing group with the June hiring of Larry Thompson as the company's only executive vice president, bringing an extensive background in the company's target markets, most recently as the past chairman of the Self Insurance Institute of America,

    -- The subsequent expansion of the sales force to 6 senior, experienced professionals,

    -- The establishment of our "offshore" resourcing operations with an affiliated vendor in India to complement our "on shore" operations in Texas and Utah and "near shore" operations in Jamaica, allowing the company to offer a directly managed "best shore" processing and software development capability to its customers,

    -- The initiation of the implementation of BPO solutions for a new mid-size TPA, as well as the provision of additional services to some existing customers,

    -- The relocation of the company's headquarters and Texas based staff to equally attractive space in Irving, Texas, which will generate additional savings for company beginning in January of 2006, as noted earlier, and

    -- The launching of the customer oriented, continuous improvement, work smarter Six Sigma approach to problem solving, software development and customer delivery initiatives.

    Review and Outlook

    Commenting on the second quarter and first half of 2005 results, James W. McLane, the company's Chairman and Chief Executive Officer, said: "We have accomplished a lot during 2005, but most importantly we have completed the capital transaction with Tak Investments. We now have a strong capital position backing the company, a well connected sales team, an ability to offer "best shore" service and pricing, a set of unique payer solution products for the company's target payer markets, a lean operating base and a solid core of very knowledgeable people across the entire spectrum of the health insurance claims process. We now can and are spending our time working aggressively to grow the company and to become profitable. Based on our traditional sales cycles, meaningful results from these initiatives are expected to begin appearing in 2006."

    About Healthaxis

    Healthaxis (Nasdaq:HAXS) is a leading provider of fully integrated business process outsourcing and claims administration technology solutions; specializing in mailroom outsourcing, scanning, imaging, data capture, data conversion through OCR, repricing for primary and secondary networks and PPO Routing services. Healthaxis' technology enhanced solutions include a HIPAA compliant ASP claims administration software model, PPO cleanup and maintenance tools, and a suite of self service web enabled products targeting health benefit administrators and health insurance claims processors for the mid to large tier payer market. For information on Healthaxis products and services, call 800-519-0679 or visit www.healthaxis.com. For investor information, call 972-458-8000.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our most recently filed Form 10-K and under the caption "Risk Factors" of our Form S-3 Registration Statement filed with the Commission on June 27, 2005.


                   Healthaxis Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
     (In thousands, except share and per share data) (Unaudited)

                            Three  Months Ended    Six  Months Ended
                                  June 30               June 30
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenues                      $4,011     $3,894     $8,137     $8,143
Expenses:
  Cost of revenues             3,696      4,024      7,792      8,377
  Sales and marketing            254        341        467        634
  General and
   administrative                813      1,106      1,457      2,074
  Reversal of contingent
   tax liability                (979)        --       (979)        --
  Lease abandonment charge       500         --        500         --
  Amortization of
   intangibles                    --        252         84        528
                           ---------- ---------- ---------- ----------
Total operating expenses       4,284      5,723      9,321     11,613
                           ---------- ---------- ---------- ----------
Operating loss                  (273)    (1,829)    (1,184)    (3,470)
Interest and other income
 (expense), net                  (52)       (48)       (99)       (85)
                           ---------- ---------- ---------- ----------
Net loss                        (325)    (1,877)    (1,283)    (3,555)
Preferred stock transaction       --        371         --        261
                           ---------- ---------- ---------- ----------
Net loss attributable to
 common shareholders           $(325)   $(1,506)   $(1,283)   $(3,294)
                           ========== ========== ========== ==========

                           ---------- ---------- ---------- ----------
Net loss per share of
 common stock (basic and
 diluted)                     $(0.07)    $(0.54)    $(0.30)    $(1.19)
                           ========== ========== ========== ==========

Weighted average common
 shares used in computing
  loss per share
     Basic and diluted     4,938,794  2,768,291  4,321,650  2,768,061



                   Healthaxis Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
     (In thousands, except share and per share data) (Unaudited)

                                                    June 30  Dec. 31,
                                                     2005      2004
                                                   --------- ---------
Assets
  Cash and cash equivalents                          $6,453    $3,930
  Accounts receivable, net                            2,374     2,368
  Other current assets                                  813       635
                                                   --------- ---------
  Current assets                                      9,640     6,933
  Property, equipment and software, net               1,727     1,654
  Goodwill                                           11,276    11,276
  Other assets                                          521       795
                                                   --------- ---------
  Total assets                                      $23,164   $20,658
                                                   ========= =========
Liabilities and stockholders' equity
  Current liabilities                                $4,321    $3,607
  Long-term debt                                      1,694     2,041
  Other long-term liabilities                         1,344     2,211
  Stockholders' equity                               15,805    12,799
                                                   --------- ---------
  Total liabilities and stockholders' equity        $23,164   $20,658
                                                   ========= =========


    CONTACT: Halliburton Investor Relations
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com